Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Peerstream, Inc. and Subsidiaries (“Peerstream. Inc.”) on Forms S-8 (File No. 333-211898, File No. 333-174456, and File No. 333-218792) and Form S-1 (File No. 333-172202) of our report dated March 24, 2020, with respect to our audits of the consolidated financial statements of Peerstream, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report is included in this Annual Report on Form 10-K of Peerstream, Inc. for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP

Melville, NY

March 24, 2020